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                                                                       EXHIBIT 2


                             ACQUISITION AGREEMENT

                                  BY AND AMONG

                             MOJAVE SOUTHERN, INC.

                                      AND

                    NEW YORK MEDICAL ACQUISITION CORP, INC.

                                      AND

          THE SHAREHOLDERS OF NEW YORK MEDICAL ACQUISITION CORP., INC.


                           DATED AS OF JULY __, 2002

                      AGREEMENT AND PLAN OF REORGANIZATION


                This ACQUISITION AGREEMENT is made and entered into as of July __, 2002, among MOJAVE SOUTHERN, INC., a Nevada corporation ("MOJAVE SOUTHERN"), NEW YORK MEDICAL ACQUISITION CORP, INC., a Delaware corporation ("NYMA"), and the shareholders of NYMA, each of whom has signed an Acknowledgement and Assumption Agreement, in which they agree to the terms, conditions, and covenants of this Agreement in the form of Schedule A hereto, which such agreement has been filed with the records of NYMA, (collectively "NYMA SHAREHOLDERS").

                                    RECITALS

                A. Upon the terms and subject to the conditions of this Agreement and in accordance with Nevada and Delaware Law (as defined herein), MOJAVE SOUTHERN intends to acquire all of the outstanding common stock of NYMA.

                B. The Board of Directors of NYMA and MOJAVE SOUTHERN have each:
      (i) determined that the intended acquisition of NYMA by MOJAVE SOUTHERN is consistent with and in furtherance of the respective long-term business strategy of their companies; and fair to, and in the best interests of, their companies, and (ii) approved this Acquisition Agreement(hereinafter "Agreement")and other transactions contemplated by this Agreement.

                NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

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                                    ARTICLE 1
                                   DEFINITIONS

                The terms defined in this Article shall have the following respective meanings for all purposes of this Agreement:

      1.1 "Acquisition" means the acquisition of all of the outstanding common stock of NYMA by MOJAVE SOUTHERN.

      1.2 "Affiliate" means, with respect to any Person, any family member and any other Person controlling, controlled by or under common control with such Person.

      1.3 "Closing" means the consummation and effectuation of the transactions contemplated herein pursuant to the terms and conditions of this Agreement. The Closing shall be held on the date and at the location specified in Section 2.2.

      1.4 "Closing Date" means the date on which the Closing actually occurs pursuant to Section 2.2.

      1.5 "Code" means the Internal Revenue Code of 1986, as amended.

      1.6 Intentionally Omitted.

      1.7 "Delaware Law" means the Delaware General Corporation Law.

      1.8 "Disclosure Schedule" means the disclosure schedule executed by each party (referencing the appropriate section of paragraph numbers) that are delivered to the other parties on or prior to the date of this Agreement.

      1.9 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      1.10 "GAAP" means generally accepted accounting principles as in effect in the United States, consistently applied.

      1.11 "Governmental Entity" means any federal or state court, administrative agency, commission, governmental or regulatory authority.

      1.12 "MOJAVE SOUTHERN Common Stock" means the shares of common stock of MOJAVE SOUTHERN, par value .001 per share to be received by the NYMA SHAREHOLDERS, in exchange for 100% of their NYMA shares of Common Stock.

      1.13 "Knowledge" means, with respect to a party hereto or with respect to any matter in question, that any of the Chairman, Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of such party, has actual knowledge after a reasonable review of such matter.

      1.14 "Material Adverse Effect" when used in connection with an entity means any change, event, violation, circumstance or effect that is


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materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole.

      1.15 "OTCBB" means the OTC Bulletin Board that is operated by the National Association of Securities Dealers but is separate from the NASDAQ stock market.

      1.16 "Person" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

      1.17 "SEC" means the United States Securities and Exchange Commission.

      1.18 "Securities Act" means the Securities Act of 1933, as amended.

      1.19 "Tax Return" means any return, report or statement required to be filed with any governmental authority with respect to Taxes.

      1.20 "Taxes" means all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

                                    ARTICLE 2
                                 THE ACQUISITION

      2.1 The Acquisition. On the Closing Date and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, MOJAVE SOUTHERN shall acquire 100% of the issued and outstanding common stock of NYMA.

      2.2 Closing Date. Subject to the provisions of this Agreement, the parties hereto shall cause the Acquisition to be consummated by exchanging all of the documents required by this Agreement to be exchanged. The Closing of the Acquisition shall take place at the New York offices of NYMA, at a time and date to be specified by the parties, which shall be no later than the fifth (5th) business day after the satisfaction or waiver of the conditions set forth in
Article 7.

      2.3 Effect of the Acquisition. At the Closing Date, the effect of the Acquisition shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the


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foregoing, and subject thereto, at the Closing Date, 100% of the common stock of
NYMA shall vest in MOJAVE SOUTHERN.

      2.4 Articles of Incorporation; Bylaws.

                (a) At the Closing Date, the Certificate of Incorporation of MOJAVE SOUTHERN, as in effect immediately prior to the Closing Date, shall remain the Articles of Incorporation of MOJAVE SOUTHERN until thereafter amended as provided by law and such Articles of Incorporation.

                (b) At or before the Closing Date, MOJAVE SOUTHERN shall have authorized one hundred (100,000,000) million shares of common stock.

                (c) The Bylaws of MOJAVE SOUTHERN, as in effect immediately prior to the Closing Date, shall be the Bylaws of MOJAVE SOUTHERN until thereafter amended.

      2.5 Directors and Officers. The directors and officers of MOJAVE SOUTHERN shall be the directors and officers of MOJAVE SOUTHERN until the Closing. On the Closing Date, all of the directors and officers of MOJAVE SOUTHERN shall resign and shall be replaced by the officers and directors designated by NYMA.

      2.6 Effect on Capital Stock. At the Closing Date, by virtue of the
Acquisition:

                (a) Capital Stock of NYMA. One hundred (100%) percent of the issued and outstanding common stock of NYMA will be transferred, by executed and notarized or guaranteed stock powers to MOJAVE SOUTHERN, in exchange for a maximum total of 29,174,510 shares of MOJAVE SOUTHERN Common Stock as defined in Section 1.12. At the Closing, each issued and outstanding share of common stock of NYMA shall be exchanged for one (1) validly issued, fully paid and nonassessable share of MOJAVE SOUTHERN Common Stock. This shall be the total number of MOJAVE SOUTHERN Common Stock to be paid for 100% of the NYMA common stock. At the Closing, there shall be no options, warrants or other agreements to purchase shares of NYMA common stock outstanding. In the event that any NYMA SHAREHOLDERS' certificates have been lost, stolen or destroyed, such NYMA SHAREHOLDER will be entitled to receive a stock certificate representing MOJAVE SOUTHERN'S Common Stock only after providing an affidavit of loss to MOJAVE SOUTHERN.

                (b) Capital Stock of MOJAVE SOUTHERN. Each share of MOJAVE SOUTHERN Common Stock issued and outstanding immediately prior to the Closing Date shall remain unchanged as a result of the Acquisition. At the Closing, there shall be no options, warrants or other agreements or rights to purchase shares of MOJAVE SOUTHERN'S capital stock outstanding. MOJAVE SOUTHERN hereby agrees that in connection and consideration of the Acquisition each of the following


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      persons has agreed, at or prior to the Closing, to cancel the following amount of shares of common stock of MOJAVE SOUTHERN owned by them and to return the same to treasury: Vivian Nehls 1,750,000 shares, Netta Girard 5,475,000 shares and David Rodgers 1,750,000. The cumulative amount of shares being retired is 8,975,000, which will reduce the total number of shares of common stock of MOJAVE SOUTHERN issued and outstanding at closing to 5,725,000.

                (c) Private Placement. NYMA has retained Vertical Capital Partners, Inc., to raise in a private placement of convertible promissory notes between two million five hundred thousand ($2,500,000) dollars and seven million ($7,000,000) dollars (the "Private Placement") and will close with MOJAVE SOUTHERN upon receipt of a minimum of two million five-hundred thousand ($2,500,000) dollars in proceeds. At the Closing, each dollar invested under the convertible note will be exchanged into the right to receive one (1) validly issued, fully paid and nonassessable share of MOJAVE SOUTHERN common stock. The seven million ($7,000,000) dollars underlying the notes are authorized but not issued and such shares are in addition to the shares defined in Section 1.12.

      2.7 Issuance of Certificates.

           MOJAVE SOUTHERN to Provide Common Stock. On the Closing Date, MOJAVE SOUTHERN shall deliver to the NYMA SHAREHOLDERS stock certificates in accordance with Section 2.6(a) totaling up to 29,174,510 shares of MOJAVE SOUTHERN Common Stock, in exchange for 100% of NYMA's issued and outstanding common stock.

      2.8 Intentionally Omitted.

      2.9 Taking of Necessary Action; Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest MOJAVE SOUTHERN with full right, title and possession to 100% of the common stock of NYMA, the management of NYMA and MOJAVE SOUTHERN agree to take all such lawful and necessary further action.

                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF NYMA

           NYMA represents and warrants to MOJAVE SOUTHERN, subject to such exceptions as are specifically disclosed in the NYMA Disclosure Schedule (referencing the appropriate section and paragraph numbers) delivered by NYMA to MOJAVE SOUTHERN on or prior to the date of this Agreement, as follows:

      3.1 Organization and Qualification; Subsidiaries. NYMA is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own,


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lease and operate its assets and properties and to carry on its business as it is now being conducted. NYMA is in possession of all material franchises, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("NYMA Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such NYMA Approvals would not, individually or in the aggregate, have a Material Adverse Effect on NYMA. NYMA is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on NYMA. NYMA does not directly own any equity interest in, or any interest convertible or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture or other business, association or entity. NYMA owns all of the assets and business set forth in Section 3.1 of the NYMA Disclosure Schedule, free and clear of all material claims, liens and encumbrances of any kind or nature whatsoever, except as set forth in Section 3.1 of the NYMA Disclosure Schedule.

      3.2 Articles of Incorporation and Bylaws. NYMA has previously furnished to MOJAVE SOUTHERN a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date. Such Certificate of Incorporation and Bylaws are in full force and effect. NYMA is not in material violation of any of the provisions of its Certificate of Incorporation or Bylaws.

      3.3 Authority Relative to This Agreement. NYMA has all necessary corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by NYMA and the NYMA SHAREHOLDERS and the consummation by NYMA and the NYMA SHAREHOLDERS of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of NYMA and the NYMA SHAREHOLDERS and subject, to the NYMA SHAREHOLDERS' approval no other corporate proceedings on the part of NYMA or the NYMA SHAREHOLDERS are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by NYMA and each NYMA SHAREHOLDER signing this Agreement, and, assuming the due authorization, execution and delivery by MOJAVE SOUTHERN, constitutes legal and binding obligations of NYMA and the NYMA SHAREHOLDERS, enforceable against NYMA and the NYMA SHAREHOLDERS in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditor's rights generally and the application of principals of equity, including without limitation the principal that equitable remedies, such as the remedy of specific performance are subject to the discretion of the court before which any proceeding may therefore be brought.


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      3.4 No Conflict; Required Filings and Consents.

                (a) The execution and delivery of this Agreement by NYMA does not, and the performance of this Agreement by NYMA shall not, (i) conflict with or violate its Articles of Incorporation or Bylaws, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to NYMA by which NYMA is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair NYMA's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or material encumbrance on any of the properties or assets of NYMA pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other similar instrument or similar obligation to which NYMA is a party or by which its properties are bound or affected.

                (b) The execution and delivery of this Agreement by NYMA does not, and the performance of this Agreement by NYMA shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, the rules and regulations of the National Association of Securities Dealers ("NASD"), and (B) where the failure to obtain such consents, NYMA Approvals, authorizations or permits, or to make such filings or notifications, (i) would not prevent consummation of the Acquisition or otherwise prevent NYMA from performing its obligations under this Agreement or (ii) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NYMA or the NYMA SHAREHOLDERS.

      3.5 Compliance; Permits.

                (a) NYMA is not in material default or material violation of,
      (i) any law, rule, regulation, order, judgment or decree applicable to NYMA or by which its properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other similar instrument or similar obligation to which NYMA is a party or by which NYMA or its properties is bound or affected, except for any conflicts, defaults or violations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NYMA. To the Knowledge of NYMA, no investigation or review by any governmental or regulatory body or authority is pending or threatened against NYMA, nor has any Governmental Entity indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NYMA.


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                (b) NYMA holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities, which are material to operation of the business of NYMA (collectively, the "NYMA Permits"). NYMA is in compliance in all material respects with the terms of the NYMA Permits, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect on NYMA.

      3.6 Intentionally Omitted.

      3.7 No Undisclosed Liabilities. To NYMA's Knowledge, NYMA does not have any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP (with the revenue recognition principles thereof) which are, individually or in the aggregate, material to the business, results of operations or financial condition of NYMA taken as a whole, except (i) banking, accounting, legal and printing fees associated with the Acquisition, or (ii) liabilities incurred in the ordinary course of NYMA's business since March 20, 2002.

      3.8 Intentionally Omitted.

      3.9 Absence of Litigation. There are no material claims, actions, suits or proceedings pending or, to the Knowledge of NYMA, threatened (or, to the Knowledge of NYMA, any governmental or regulatory investigation pending or threatened) against NYMA as to which NYMA has received any written notice or assertion, or any properties or rights of NYMA, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign; and there are no claims, actions, suits, proceedings or judgments against NYMA which would affect NYMA's right and authority to effect the transactions contemplated hereby.

      3.10 Employee Benefit Plans. Other than as provided in Section 3.10 of the NYMA Disclosure Schedule, NYMA is not a party to any oral or written (i) contract for the employment of any officer or employee that is not terminable on thirty (30) days (or less) notice, (ii) profit sharing, bonus, deferred compensation, pension or retirement plan, agreement or arrangement; or (iii) collective bargaining agreement. The only employee fringe or benefit plan, commitment or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3)of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that covers any active, former employee, director or consultant of NYMA, or with respect to which NYMA has or may in the future have liability, are listed in Section 3.10 the NYMA Disclosure Schedule (the "NYMA Plans"). NYMA has provided to MOJAVE SOUTHERN: (i) correct and complete copies of all documents embodying each NYMA Plan including without limitation all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such NYMA Plan and any other information requested by MOJAVE SOUTHERN regarding the NYMA Plan.

      3.11 Labor Matters. There is no litigation pending or, to the Knowledge of NYMA, threatened, between NYMA and any of its respective


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employees. As of the date of this Agreement, NYMA is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by NYMA nor to NYMA's Knowledge are there any activities or proceedings of any labor union to organize any such employees. As of the date of this Agreement, NYMA has no Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of NYMA.

      3.12 Ability to Transfer NYMA Stock. To the Knowledge of NYMA, each NYMA SHAREHOLDER is the sole owner of his or her NYMA stock, and has the full power and authority to transfer his or her shares of NYMA to MOJAVE SOUTHERN in accordance with this Agreement. Upon the transfer by NYMA SHAREHOLDERS of all their common stock of NYMA to MOJAVE SOUTHERN, MOJAVE SOUTHERN shall be the owner 100% of such NYMA common stock free and clear of any and all material claims, liens and encumbrances of any kind or nature whatsoever.

      3.13 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon NYMA which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of NYMA, any acquisition of property by NYMA or the conduct of business by NYMA as currently conducted.

      3.14 Title to Property. NYMA owns the plans and designs for its products free and clear of all liens, charges and encumbrances except liens for Taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the license affected thereby; and all material licenses which NYMA holds and which are required for the operation of its business are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such licenses, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which NYMA has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment of NYMA, are in good operating condition and repair, in all material respects.

      3.15 Taxes. Prior to the Closing Date, NYMA will have timely filed all Tax Returns required to be filed by it (other than those that are not, individually or in the aggregate, material), have paid all Taxes shown thereon to be due and have provided adequate accruals in all material respects in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. In addition, (i) no material claim for unpaid Taxes that are currently, or will be prior to the Closing Date, due and payable has become a lien against the property of NYMA or is being asserted against NYMA, (ii) no audit of any material Tax Return of NYMA is being conducted by a tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by NYMA or any of its subsidiaries and is currently in effect and (iv) there is no agreement, contract or arrangement to which NYMA is a party that may result in the payment of any amount that would not be


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deductible pursuant to Sections 280G, 162(a) (by reason of being unreasonable in amount), 162(b) through (p) or 404 of the Code.

      3.16 Environmental Matters. To the Knowledge of NYMA, NYMA (i) has obtained all applicable permits, licenses and other authorizations which are material to the business of NYMA and required under federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by NYMA (or its respective agents); (ii) are in material compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved there under; (iii) as of the date hereof, has not received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued material compliance or which would give rise to any material common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from NYMA's (or any of its respective agents) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any products or materials required to be registered by NYMA (or any of its respective agents) thereunder.

      3.17 Intangible Assets. Section 3.17 of the NYMA Disclosure Schedule contains a true and complete list of all patents and patent applications (pending or in the process of preparation), domestic or foreign, patent rights, trademarks, trade names and licenses under the patents of others, trade secrets, secret processes and other proprietary rights of every kind and nature used or necessary for use by NYMA in its business as presently conducted. To NYMA's Knowledge, all such patents, patent applications, patent rights and licenses are valid and effective in accordance with their terms, and all such trade names, trade secrets, secret processes and other proprietary rights are valid and effective. NYMA has not received any notice of any claim of infringement. Except as disclosed in Section 3.17 of the NYMA Disclosure Schedule, there are no agreements, contracts or obligations under which NYMA is obligated with respect to, or is using, any patents, patent applications, patent rights, trademarks, trade names, licenses under the patents of others, trade secrets, secret processes or other proprietary rights. The trade secrets and "know-how" of NYMA are in such form and of such quality that, following the Closing, NYMA will be able to continue to sell the products heretofore provided by NYMA.


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      3.18 Agreements, Contracts and Commitments. Except as set forth in Section
3.18 of the NYMA Disclosure Schedule, NYMA is not a party to and is not bound by:

                (a) any employment or consulting agreement, contract or commitment with any officer, director or member of NYMA's Board of Directors, other than those that are terminable by NYMA on no more than thirty (30) days notice and which do so with no express (whether by contract or by policy) liability or financial obligation to NYMA;

                (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                (c) any agreement, contract or commitment containing any covenant limiting in any respect the right of NYMA to engage in any line of business or to compete with any Person; or

                (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by NYMA after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which NYMA has any material ownership interest in any corporation, partnership, joint venture or other business enterprise.

                NYMA is not and, to NYMA's Knowledge, no other party to a NYMA Contract (as defined below), is in material breach, violation or default under, and NYMA has not received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which NYMA is a party or by which it is bound that are required to be disclosed in Section 3.18 of the NYMA Disclosure Schedule pursuant to this Section 3.18 hereof (any such agreement, contract or commitment, a "NYMA Contract") in such a manner as would permit any other party to cancel or terminate any such NYMA Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

      3.19 Insurance. NYMA maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of NYMA which are of the type and in amounts customarily carried by Persons conducting businesses similar to those of NYMA.

      3.20 Directors and Officers. Section 3.20 of the NYMA Disclosure Schedule contains a complete list of the current Board of Directors and executive officers, and the management of NYMA.


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      3.21 Record Books. The record books of NYMA are in good order, complete, accurate and up to date.

      3.22 Related Party Transactions. Except as set forth in Section 3.22 of the NYMA Disclosure Schedule, neither any officer nor any director or employee of NYMA has any direct interest in any competitor, supplier, or customer of NYMA or in any Person from whom or to whom NYMA leases any real or personal property, or in any other Person with whom NYMA is doing business.

      3.23 Lack of Disputes. There is currently no material and adverse dispute, pending or, to the Knowledge of NYMA, threatened, anticipated or contemplated of any kind with any customer, supplier, source of financing, employee, landlord, or licensee of NYMA in an amount in excess of $50,000.

      3.24 Board Approval. The Board of Directors of NYMA has, as of the date of this Agreement (i) approved this Agreement and the transactions contemplated hereby and thereby, (ii) determined that the Acquisition is in the best interests of the stockholders of NYMA and is on terms that are fair to such stockholders and (iii) recommended that the NYMA Shareholders approve this Agreement and the Acquisition.

      3.25 NYMA SHAREHOLDERS. NYMA has received a written representation from each of NYMA's SHAREHOLDERS, which NYMA reasonably believes, that each NYMA SHAREHOLDER is an "accredited investor" as that term is defined in the Rules and Regulations under the Securities Act.

                                    ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF MOJAVE SOUTHERN

                MOJAVE SOUTHERN hereby represents and warrants to NYMA, subject to such exceptions as specifically disclosed in the MOJAVE SOUTHERN Disclosure Schedule (referencing the appropriate section and paragraph number) delivered by MOJAVE SOUTHERN to NYMA on or prior to the date of this Agreement, as follows:

      4.1 Organization and Qualification; Subsidiaries. MOJAVE SOUTHERN and its wholly owned subsidiary, Norden Associates, Inc. are each a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and they each have the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. MOJAVE SOUTHERN and its subsidiary are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("MOJAVE SOUTHERN Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as they are now being conducted, except where the failure to have such MOJAVE SOUTHERN Approvals would not, individually or in the aggregate, have a Material Adverse Effect on MOJAVE SOUTHERN. MOJAVE SOUTHERN and its subsidiary are duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on MOJAVE SOUTHERN. Except for its ownership of Norden Associates, Inc., MOJAVE SOUTHERN does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity. Norden Associates is the only subsidiary of MOJAVE SOUTHERN. All of the outstanding shares of capital stock of the subsidiaries of MOJAVE SOUTHERN have been validly issued and are fully paid and nonassessable and are owned free and clear of all liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

      4.2 Articles of Incorporation and Bylaws. MOJAVE SOUTHERN has previously furnished to NYMA a complete and correct copy of its Articles of Incorporation and Bylaws as amended to date. Such Articles of Incorporation and Bylaws and equivalent organizational documents of Norden Associates, Inc. are in full force and effect. MOJAVE SOUTHERN is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

      4.3 Capitalization. The authorized capital stock of MOJAVE SOUTHERN consists of 100,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of Preferred Stock, par value $0.001 share. At the close of business on July 23, 2002, MOJAVE SOUTHERN shares of common stock issued and outstanding were 14,700,000 shares, all of which are validly issued, fully paid and non-assessable. All shares of MOJAVE SOUTHERN Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of MOJAVE SOUTHERN Common Stock to be issued pursuant to this Agreement will be, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 4.3 of the MOJAVE SOUTHERN Disclosure Schedule, there are no options, warrants or other rights, agreements, puts, calls, contracts, arrangements or commitments of any kind related to the issued or unissued shares of capital stock of MOJAVE SOUTHERN or obligations of MOJAVE SOUTHERN to issue or sell any shares of capital stock of or other equity interests in MOJAVE SOUTHERN. There are no obligations, contingent or otherwise, of MOJAVE SOUTHERN to repurchase, redeem or otherwise acquire any shares of MOJAVE SOUTHERN Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. MOJAVE SOUTHERN is not a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, antidilutive rights with respect to, any securities of MOJAVE SOUTHERN. However, it is agreed that in connection and consideration of the Acquisition each of the following persons agrees to cancel the following number of shares owned by him or her and to return the same to treasury: Vivian Nehls 1,750,000 shares, Netta Girard 5,475,000 shares and David Rodgers 1,750,000. The cumulative amount of shares being retired is 8,975,000 which will reduce the total number of shares of common stock of MOJAVE SOUTHERN issued and outstanding at closing to 5,725,000, plus the 29,174,510 shares of common stock of MOJAVE SOUTHERN to be issued in exchange with and for all of the issued and outstanding shares of common stock of NYMA, including the authorization of up to 7,000,000 shares in connection with the anticipated placement of NYMA.

      4.4 Authority Relative to This Agreement. MOJAVE SOUTHERN has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by MOJAVE SOUTHERN and the consummation by MOJAVE SOUTHERN of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of MOJAVE SOUTHERN and no other corporate proceedings on the part of MOJAVE SOUTHERN are necessary to authorize this Agreement, or to consummate the transactions so contemplated. The execution and delivery of this Agreement by MOJAVE SOUTHERN and the consummation by MOJAVE SOUTHERN of the transactions contemplated hereby do not require the approval of the stockholders of MOJAVE SOUTHERN. This Agreement has been duly and validly executed and delivered by MOJAVE SOUTHERN and, assuming the due authorization, execution and delivery by NYMA, constitutes legal and binding obligations of MOJAVE SOUTHERN, enforceable against MOJAVE SOUTHERN in accordance with their respective terms.

      4.5 No Conflict; Required Filings and Consents.

                (a) The execution and delivery of this Agreement by MOJAVE SOUTHERN does not, and the performance of this Agreement by MOJAVE SOUTHERN shall not, (i) conflict with or violate the Articles of Incorporation, Bylaws or equivalent organizational documents of MOJAVE SOUTHERN or any subsidiary, (ii) subject to compliance with the requirements set forth in Section 4.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to MOJAVE SOUTHERN or any subsidiary or by which its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair MOJAVE SOUTHERN'S rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of MOJAVE SOUTHERN pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which MOJAVE SOUTHERN or any subsidiary is a party or by which MOJAVE SOUTHERN or any subsidiary or any of their respective properties are bound or affected.

                (b) The execution and delivery of this Agreement by MOJAVE SOUTHERN does not, and the performance of this Agreement by MOJAVE SOUTHERN shall not, require any consent, notice, report, order, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, the rules and regulations of the NASD, and the mailing to MOJAVE SOUTHERN Stockholders and filing with the SEC of a notice pursuant to SEC Rule 14f-1 under the Exchange Act; and
      (ii) where the failure to obtain such consents, MOJAVE SOUTHERN Approvals, authorizations or permits, or to make such filings or notifications (a) would not prevent the consummation of the Acquisition or otherwise prevent MOJAVE SOUTHERN from performing its obligations under this Agreement, or
      (b) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOJAVE SOUTHERN.

      4.6 Compliance; Permits.

                (a) MOJAVE SOUTHERN is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to MOJAVE SOUTHERN or by which its properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which MOJAVE SOUTHERN is a party or by which MOJAVE SOUTHERN or its properties is bound or affected, except for any conflicts, defaults or violations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MOJAVE SOUTHERN. To the Knowledge of MOJAVE SOUTHERN, no investigation or review by any governmental or regulatory body or authority is pending or threatened against MOJAVE SOUTHERN, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOJAVE SOUTHERN.

                (b) MOJAVE SOUTHERN holds all permits, licenses, variances, exemptions, certifications, qualifications, requirements, registrations, orders and approvals from governmental authorities, which are material to operation of the business of MOJAVE SOUTHERN (collectively, the "MOJAVE SOUTHERN Permits"). MOJAVE SOUTHERN is in compliance in all respects with the terms of the MOJAVE SOUTHERN Permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect on MOJAVE SOUTHERN and all MOJAVE SOUTHERN Permits are outstanding and in good standing and there are no existing actions, seeking to cancel, terminate or limit such MOJAVE SOUTHERN Permits and MOJAVE SOUTHERN is in compliance with all obligations, instructions or requirements thereof. MOJAVE SOUTHERN has never been the subject of an Occupational and Safety Health Administration (or similar agency) inspection or found by any agency to be in violation of any occupational safety or health law. MOJAVE SOUTHERN has never been the subject of an inspection or inquiry regarding violations or alleged violations of any law by the Environmental Protection Agency, Federal Trade Commission, Food & Drug Administration, or similar federal, state, or local agency, and has not been found (or the subject of an allegation) by such agency to be in violation of any law. MOJAVE SOUTHERN has never been a party to any illegal or improper payments.

      4.7 Financial Statements; SEC Reports.

                (a) Each set of audited financial statements (including, in each case, any related notes thereto) contained in the MOJAVE SOUTHERN financial statements was prepared in accordance with GAAP (including, without limitation, in accordance with the revenue recognition provisions thereof) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-K of the Exchange Act) and each fairly presents the consolidated financial position of MOJAVE SOUTHERN and its subsidiary as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

                (b) MOJAVE SOUTHERN has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2000, (the "MOJAVE SOUTHERN SEC Documents"). As of their respective dates, the MOJAVE SOUTHERN SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such MOJAVE SOUTHERN SEC Documents, and none of the MOJAVE SOUTHERN SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of MOJAVE SOUTHERN included in the MOJAVE SOUTHERN SEC Documents comply as to form and substance, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

                (c) The unaudited consolidated financial statements of MOJAVE SOUTHERN for the three (3) months ended March 31, 2002, which are included in the MOJAVE SOUTHERN SEC Documents, have previously been made available to the Company. The Financial Statements comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

      4.8 No Undisclosed Liabilities. MOJAVE SOUTHERN does not have any direct or indirect liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP (including, without limitation, in accordance with the revenue recognition principles thereof) which are, individually or in the aggregate, material to the business, results of operations or financial condition of MOJAVE SOUTHERN taken as a whole, except (i) liabilities provided for in MOJAVE SOUTHERN'S balance sheet as of March 31, 2002, (ii) liabilities incurred since March 31, 2002 in the ordinary course of business consistent with past practices or (iii) banking, accounting, legal and printing fees associated with the Acquisition. As of the Closing, MOJAVE SOUTHERN will have no assets or liabilities.

      4.9 Absence of Certain Changes or Events. Since its formation, except as set forth in Section 4.9 of the MOJAVE SOUTHERN Disclosure Schedule, there has not been: (i) any Material Adverse Effect on MOJAVE SOUTHERN, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of MOJAVE SOUTHERN'S capital stock, or any purchase, redemption or other MOJAVE SOUTHERN by MOJAVE SOUTHERN of any of MOJAVE SOUTHERN'S capital stock or any other securities of MOJAVE SOUTHERN or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of MOJAVE SOUTHERN'S capital stock, (iv) any granting by MOJAVE SOUTHERN of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by MOJAVE SOUTHERN of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by MOJAVE SOUTHERN of any increase in severance or termination pay or any entry by MOJAVE SOUTHERN into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving MOJAVE SOUTHERN of the nature contemplated hereby,
(v) any material change by MOJAVE SOUTHERN in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vi) any revaluation by MOJAVE SOUTHERN of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

      4.10 Absence of Litigation. Except as set forth in Section 4.10 of the MOJAVE SOUTHERN Disclosure Schedule Reports, there are no material claims, actions, suits or proceedings pending or, to the Knowledge of MOJAVE SOUTHERN, threatened (or to the Knowledge of MOJAVE SOUTHERN, any governmental or regulatory investigation pending or threatened) against MOJAVE SOUTHERN as to which MOJAVE SOUTHERN or any subsidiary has received any written notice or assertion, or any properties or rights of MOJAVE SOUTHERN or any subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign. MOJAVE SOUTHERN is not subject to or in violation or default under any outstanding order, injunction or decree.

      4.11 Employee Benefit Plans. MOJAVE SOUTHERN is not a party to any oral or written (i) contract for the employment of any officer or employee, (ii) profit sharing, bonus, deferred compensation, pension or retirement plan, agreement or arrangement, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of MOJAVE SOUTHERN; or (iii) collective bargaining agreement. The only employee fringe or benefit plan, commitment or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of ERISA that covers any active, former employee, director or consultant of MOJAVE SOUTHERN, or with respect to which MOJAVE SOUTHERN has or may in the future have liability, are listed in Section 4.11 of the MOJAVE SOUTHERN Disclosure Schedule (the "MOJAVE SOUTHERN Plans") and the MOJAVE SOUTHERN Plans are in compliance with ERISA. MOJAVE SOUTHERN has provided to NYMA: (i) correct and complete copies of all documents embodying each MOJAVE SOUTHERN Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such MOJAVE SOUTHERN Plan and any other information requested by NYMA regarding the MOJAVE SOUTHERN Plan.

      4.12 Labor Matters.

                (a) There is no litigation pending or, to the Knowledge of MOJAVE SOUTHERN, threatened, between MOJAVE SOUTHERN, its subsidiary and any of their respective employees. As of the date of this Agreement, MOJAVE SOUTHERN is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by MOJAVE SOUTHERN nor does MOJAVE SOUTHERN know of any activities or proceedings of any labor union to organize any such employees. As of the date of this Agreement, MOJAVE SOUTHERN has no Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of MOJAVE SOUTHERN.

                (b) Section 4.12 of the MOJAVE SOUTHERN Disclosure lists each employee of MOJAVE SOUTHERN as well as the current position, the current annual salary, the date of hire, any special arrangements including retirement benefits, whether written or oral, with respect to each employee, including any director or officer of MOJAVE SOUTHERN.

                (c) To the Knowledge of MOJAVE SOUTHERN, MOJAVE SOUTHERN is in compliance with all applicable laws regarding employment and employment practices.

                (d) No present or former employee or contracted employee of MOJAVE SOUTHERN has asserted any claim against MOJAVE SOUTHERN and, to the Knowledge of MOJAVE SOUTHERN no basis for any such claim exists.

      4.13 Spin-off of Norden Associates, Inc. Prior to the Closing Date, MOJAVE SOUTHERN will sell to Netta Girard one hundred percent of the shares of capital stock of Norden Associates, Inc. in consideration for the sum of

$200.00 and the cancellation of 5,475,000 of her shares of common stock of MOJAVE SOUTHERN as provided in paragraph 4.3 above.

      4.14 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon MOJAVE SOUTHERN which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of MOJAVE SOUTHERN, any MOJAVE SOUTHERN of property by MOJAVE SOUTHERN or the conduct of business by MOJAVE SOUTHERN as currently conducted.

      4.15 Title to Property. MOJAVE SOUTHERN owns no real property. MOJAVE SOUTHERN has good and marketable title to all of its material properties and assets set forth in Section 4.15 of the MOJAVE SOUTHERN Disclosure Schedule, free and clear of all liens, charges and encumbrances except liens for Taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases pursuant to which MOJAVE SOUTHERN lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which MOJAVE SOUTHERN has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment of MOJAVE SOUTHERN, are in good operating condition and repair, in all material respects.

      4.16 Taxes.

                (a) MOJAVE SOUTHERN and its subsidiary have filed all Tax Returns required to be filed by it (other than those that are not, individually or in the aggregate, material) and all such returns and reports are complete and correct in all respects, and any requests for extensions to file such returns or reports have been timely filed, granted and have not expired, and MOJAVE SOUTHERN and its subsidiary have paid all Taxes shown thereon to be due and have provided adequate accruals in all material respects in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. Each of MOJAVE SOUTHERN and its subsidiary has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or third party. In addition, (i) no material claim for unpaid Taxes that are currently, or will be prior to the Closing Date, due and payable has become a lien against the property of MOJAVE SOUTHERN or is being asserted against MOJAVE SOUTHERN, (ii) no audit of any material Tax Return of MOJAVE SOUTHERN is being conducted by a tax authority, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by MOJAVE SOUTHERN or any of its subsidiaries and is currently in effect and (iv) there is no agreement, contract or arrangement to which MOJAVE SOUTHERN is a party that may result in the payment of any amount that would not be deductible pursuant to

      Sections 280G, 162(a) (by reason of being unreasonable in amount), 162(b) through (p) or 404 of the Code.

                (b) No director or officer (or employee responsible for tax matters) of MOJAVE SOUTHERN or its subsidiary expects any authority to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of MOJAVE SOUTHERN or its subsidiary, either: (A) claimed or raised by any authority in writing, or (B) as to which the directors and officers (and employees responsible for tax matters) of such corporation has Knowledge based upon personal contact with any agent of such authority. Section 4.16(b) of the MOJAVE SOUTHERN Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to each of MOJAVE SOUTHERN and its subsidiary and with respect to both of them on a consolidated or other basis for taxable periods ended on or after January 1, 1999, 2000, and 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Each of MOJAVE SOUTHERN and its subsidiary has delivered to NYMA correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by either MOJAVE SOUTHERN or its subsidiaries since January 1, 1999.

                (c) Neither MOJAVE SOUTHERN nor its subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                (d) The unpaid Taxes of MOJAVE SOUTHERN and its subsidiary, respectively, (i) did not, as of January 1, 2002 or the date of the most recent fiscal month-end of MOJAVE SOUTHERN and its subsidiary, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet for such fiscal month end (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of MOJAVE SOUTHERN or its subsidiary in filing its Tax Returns.

      4.17 Environmental Matters. MOJAVE SOUTHERN (i) has obtained all applicable permits, licenses and other authorizations which are material to the business of MOJAVE SOUTHERN and required under federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by MOJAVE SOUTHERN (or its respective agents); (ii) are in material compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, are not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued material compliance or which would give rise to any material common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from MOJAVE SOUTHERN'S (or any of its respective agents) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any products or materials required to be registered by MOJAVE SOUTHERN (or any of its respective agents) thereunder.

      4.18 Intangible Assets. Section 4.18 of the MOJAVE SOUTHERN Disclosure Schedule contains a true and complete list of all patents and patent applications (pending or in the process of preparation), domestic or foreign, patent rights, trademarks, trade names and licenses under the patents of others, trade secrets, secret processes and other proprietary rights of every kind and nature used or necessary for use by MOJAVE SOUTHERN in its business as presently conducted, or controlled in whole or in part by MOJAVE SOUTHERN or directly or indirectly owned or controlled in whole or in part by MOJAVE SOUTHERN or any of MOJAVE SOUTHERN'S officers, directors or key employees. All such patents, patent applications, patent rights and licenses are valid and effective in accordance with their terms, and all such trade names, trade secrets, secret processes and other proprietary rights are valid and effective. The conduct of MOJAVE SOUTHERN'S business does not infringe upon the patents, trademarks, trade secrets, or copyrights or other intellectual property rights, of any other party. MOJAVE SOUTHERN has not received any notice of any claim of infringement. Except as disclosed in Section 4.18 of the MOJAVE SOUTHERN Disclosure Schedule, there are no agreements, contracts or obligations under which MOJAVE SOUTHERN is obligated with respect to, or is using, any patents, patent applications, patent rights, trademarks, trade names, licenses under the patents of others, trade secrets, secret processes or other proprietary rights. The trade secrets and "know-how" of MOJAVE SOUTHERN are in such form and of such quality that, following the Closing, MOJAVE SOUTHERN will be able to continue to sell the products heretofore provided by MOJAVE SOUTHERN.

      4.19 Agreements, Contracts and Commitments. Section 4.19 of the MOJAVE SOUTHERN Disclosure Schedule contains a true and correct list of all material contracts, agreements or other understandings or arrangements, written or oral, or commitments therefore, relating to MOJAVE SOUTHERN, its business and assets or liabilities (collectively, the "MOJAVE SOUTHERN Contracts"). Except as set forth in Section 4.19 of the MOJAVE SOUTHERN Disclosure Schedule, MOJAVE SOUTHERN is not a party to and is not bound by:

                (a) Any employment or consulting agreement, contract or commitment with any officer, director or member of MOJAVE SOUTHERN'S Board of Directors;

                (b) Any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                (c) Any agreement, contract or commitment containing any covenant limiting in any respect the right of MOJAVE SOUTHERN to engage in any line of business or to compete with any Person or granting any exclusive distribution rights;

                (d) Any agreement, contract or commitment currently in force relating to the disposition or Acquisition by MOJAVE SOUTHERN after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which MOJAVE SOUTHERN has any material ownership interest in any corporation, partnership, joint venture or other business enterprise; or

                (e) Any material contract (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) of MOJAVE SOUTHERN.

            MOJAVE SOUTHERN is not and, to MOJAVE SOUTHERN'S Knowledge, no other party to a MOJAVE SOUTHERN Contract, is in breach, violation or default under, and MOJAVE SOUTHERN has not received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the MOJAVE SOUTHERN Contracts in such a manner as would permit any other party to cancel or terminate any such MOJAVE SOUTHERN Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). Each MOJAVE SOUTHERN Contract is valid and binding on MOJAVE SOUTHERN and is in full force and effect, and MOJAVE SOUTHERN has in all material respects performed all obligations required to be performed by them to date under each MOJAVE SOUTHERN Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on MOJAVE SOUTHERN. Except as set forth on Section 4.19(e) of the MOJAVE SOUTHERN Disclosure Schedule: (i) MOJAVE SOUTHERN maintains a good business relationship with each of its customers and suppliers, and to the Knowledge of MOJAVE SOUTHERN, no material unresolved complaint or dispute presently exists and no customer or supplier is considering or intends to cease doing business with MOJAVE SOUTHERN during the twelve (12) month period beginning the date hereof;
      (ii) during the twelve (12) month period preceding the date hereof, no material contract or agreement of MOJAVE SOUTHERN was terminated, expired, or not renewed; and (iii) during the twelve (12) month period preceding the date hereof, no material supplier or customer of MOJAVE

      SOUTHERN has ceased doing business with MOJAVE SOUTHERN, as the case may be.

      4.20 MOJAVE SOUTHERN does not carry any insurance. Prior to the Closing Date, MOJAVE SOUTHERN and NYMA shall agree upon appropriate insurance and coverage.

      4.21 Directors, Officers and Affiliates. Section 4.21 of the MOJAVE SOUTHERN Disclosure Schedule contains a complete list of the current Board of Directors and executive officers of MOJAVE SOUTHERN and all Persons who are an Affiliate of MOJAVE SOUTHERN.

      4.22 Prior Sales. Section 4.22 of the MOJAVE SOUTHERN Disclosure Schedule contains a true, correct and complete current list of the names and addresses of the purchasers of any securities of MOJAVE SOUTHERN that have been privately offered and sold by MOJAVE SOUTHERN within the last two years from the date of this Agreement, the prices paid by the purchasers of those securities, the rights of such shareholders and a brief description of the facts upon which MOJAVE SOUTHERN relied in claiming an exemption from the registration requirements of the state and federal securities laws in making those sales.

      4.23 Corporate Record Books. The books and records of MOJAVE SOUTHERN are in good order, complete, accurate, up to date, with all necessary signatures, and set forth all meetings and actions set forth in all certificates of votes of stockholders or directors furnished to anyone at any time.

      4.24 Related Party Transactions. Except as set forth in Section 4.24 of the MOJAVE SOUTHERN Disclosure Schedule, neither any officer nor any director or employee of MOJAVE SOUTHERN, nor any spouse or child of any of them, has any direct or indirect interest in any competitor, supplier, or customer of MOJAVE SOUTHERN or in any Person from whom or to whom MOJAVE SOUTHERN leases any real or personal property, or in any other Person with whom MOJAVE SOUTHERN is doing business.

      4.25 Lack of Disputes. There is currently no dispute, pending or, to the Knowledge of MOJAVE SOUTHERN, threatened, anticipated or contemplated of any kind with any customer, supplier, source of financing, employee, landlord, or licensee of MOJAVE SOUTHERN.

      4.26 Board Approval. The Board of Directors of MOJAVE SOUTHERN has, as of the date hereof, (i) approved this Agreement, the Acquisition and the transactions contemplated hereby and (ii) determined that the Acquisition is in the best interests of the stockholders of MOJAVE SOUTHERN and is on terms that are fair to such stockholders.

      4.27 Disclosures. None of the information supplied or to be supplied by MOJAVE SOUTHERN specifically for inclusion or incorporation by reference in any registration statements, prospectuses, reports, schedules or other documents to be filed with the SEC or any other governmental entity and no written disclosure of written statement of fact furnished or to be furnished by MOJAVE SOUTHERN to NYMA pursuant to this Agreement or pursuant to NYMA's due diligence, shall contain any untrue statement of a material fact or omits or will omit to state any item or any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All SEC Filings will comply as to form and substance in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by MOJAVE SOUTHERN with respect to statements made or incorporated by reference therein based on information supplied by NYMA specifically for inclusion or incorporation by reference in any subsequent SEC Filing.

                                    ARTICLE 5
                        CONDUCT PRIOR TO THE CLOSING DATE

      5.1 Conduct of Business By NYMA. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, NYMA shall, except to the extent that MOJAVE SOUTHERN shall otherwise consent in writing, carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

            In addition, except as permitted by the terms of this Agreement, and except as provided in Section 5.1 of the NYMA Disclosure Schedule, without the prior written consent of MOJAVE SOUTHERN, which consent will not be unreasonably withheld or delayed, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, NYMA shall not do any of the following:

                (a) Grant any severance or termination pay to any officer or employee of NYMA except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to MOJAVE SOUTHERN, or adopt any new severance plan;

                (b) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of NYMA other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) in the ordinary course of business;

                (c) Make any individual or series of related payments outside of the ordinary course of business in excess of $50,000, other than banking, accounting, legal and printing fees associated with the Acquisition;

                (d) Except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which NYMA is a party or waive, release or assign any material rights or claims there under;

                (e) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

                (f) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

                (g) Agree in writing or otherwise to take any of the actions described in subsections (a) through (f) above.

      5.2 Conduct of Business by MOJAVE SOUTHERN.

                (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, MOJAVE SOUTHERN shall, except to the extent that NYMA shall otherwise consent in writing, carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, and pay or perform other material obligations when due and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and
      (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

                (b) In addition, except as permitted by the terms of this Agreement, without the prior written consent of NYMA, which consent will not be unreasonably withheld or delayed, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, MOJAVE SOUTHERN shall not do any of the following and shall not permit its subsidiaries to do any of the following:

                     (1) Grant any stock options;

                     (2) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to NYMA, or adopt any new severance plan;

                     (3) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

                     (4) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of shares of MOJAVE SOUTHERN Common Stock pursuant to the exercise of stock options or warrants therefore outstanding as of the date of this Agreement;

                     (5) Cause, permit or propose any amendments to its Articles of Incorporation or Bylaws;

                     (6) Sell, lease, license, mortgage, encumber or subject to any lien or otherwise dispose of any properties or assets of MOJAVE SOUTHERN;

                     (7) Create, incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of MOJAVE SOUTHERN;

                     (8) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

                     (9) Make any individual or series of related payments outside of the ordinary course of business in excess of $1,000, other than banking, accounting, legal and printing fees associated with the Acquisition;

                     (10) Except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which MOJAVE SOUTHERN is a party or waive, release or assign any material rights or claims thereunder;

                     (11) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

                     (12) Engage in any action that could reasonably be expected to cause the Acquisition to fail to qualify as a "reorganization" under
      Section 368(a)(1)(B) of the Code;

                     (13) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person;

                     (14) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

                     (15) Agree in writing or otherwise to take any of the actions described in subsections (1) through (14) above.

                                    ARTICLE 6
                              ADDITIONAL AGREEMENTS

      6.1 Filings; Board Recommendations. As promptly as practicable after the date of this Agreement, each of NYMA and MOJAVE SOUTHERN will prepare and file any filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, foreign or state securities or related laws relating to the Acquisition and the transactions contemplated by this Agreement. Specifically, but not by way of limitation, promptly following the execution and delivery of this Agreement, but no later than five (5) Business Days following the date hereof MOJAVE SOUTHERN shall prepare and file a notice pursuant to Rule 14f-1, and one or more Forms 8-K describing the Acquisition of NYMA with respect to the transactions contemplated by this Agreement in accordance with all applicable rules and regulations of the Exchange Act. Not less than five (5) Business Days prior to the filing with the SEC, MOJAVE SOUTHERN shall permit NYMA and its legal counsel to review the filing and make suggested revisions thereto. MOJAVE SOUTHERN shall mail the notice pursuant to Rule 14f-1 to each MOJAVE SOUTHERN shareholder in accordance with all applicable rules and regulations of the 1934 Act and the Delaware Code. Each of NYMA and MOJAVE SOUTHERN will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to any Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Acquisition or any Filing. Each of NYMA and MOJAVE SOUTHERN will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.1 to comply in all-material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to any Filing, NYMA or MOJAVE SOUTHERN, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of MOJAVE SOUTHERN, such amendment or supplement.

      6.2 Confidentiality; Access to Information.

                (a) Access to NYMA Information. NYMA will afford MOJAVE SOUTHERN and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of NYMA during the period prior to the Closing Date to obtain all information concerning the business of NYMA as MOJAVE SOUTHERN may reasonably request. No information or Knowledge obtained by MOJAVE SOUTHERN in any investigation pursuant to this Section will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the MOJAVE SOUTHERN.

                (b) Access to MOJAVE SOUTHERN Information. MOJAVE SOUTHERN will afford NYMA and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of MOJAVE SOUTHERN during the period prior to the Closing Date to obtain all information concerning the business of MOJAVE SOUTHERN as NYMA may reasonably request. No information or Knowledge obtained by NYMA in any investigation pursuant to this Section will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

                (c) Confidentiality. MOJAVE SOUTHERN AND NYMA shall hold, and shall use their best efforts to cause their respective officers, directors, partners, prospective lenders, financial advisors, counsel and other agents to hold, in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of their counsel, by other requirements of law, all documents and information concerning the MOJAVE SOUTHERN or NYMA, as the case may be, furnished to the other in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of MOJAVE SOUTHERN or NYMA, or any of their respective Affiliates; or (ii) later lawfully acquired without the breach of any other agreement by MOJAVE SOUTHERN or NYMA or their respective officers, directors, partners, financial advisors, counsel and other agents from other sources), and will not release or disclose such information to any other Person, except its officers, directors, prospective lenders, financial advisors, counsel and other agents in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained as hereinbefore provided for a period of two (2) years and, if requested by MOJAVE SOUTHERN or NYMA, as the case may be, the other(s) will, and will cause its officers, directors, partners, prospective lenders, financial advisors, counsel and other agents to, return to MOJAVE SOUTHERN or NYMA all copies of written information furnished by or on behalf of MOJAVE SOUTHERN or NYMA to the other(s) or their respective officers, directors, prospective lenders, financial advisors, counsel and other agents.

      6.3 Public Disclosure. MOJAVE SOUTHERN and NYMA agree that all general notice releases, statements and communications to the general public and the press relating to the transactions contemplated by this Agreement, shall be made only at such time and in such manner as shall be mutually agreed upon by them; provided, however, that any party shall be entitled to make public announcements of the proposed transaction if, in the opinion of its counsel, such announcement is required to comply with any applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange and such party shall to the extent practicable, consult with the other party hereto with respect to such announcement and give reasonable prior notice of its intent to issue such announcement.

      6.4 Best Efforts; Notification.

                (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article 7 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, each of MOJAVE SOUTHERN and NYMA and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Acquisition, this Agreement or any of the transactions contemplated by this Agreement, use best efforts to ensure that the Acquisition and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Acquisition, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require MOJAVE SOUTHERN or NYMA or any subsidiary or Affiliate thereof to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

                (b) NYMA shall give prompt notice to MOJAVE SOUTHERN of any representation or warranty made by either contained in this Agreement becoming untrue or inaccurate, or any failure of NYMA to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                (c) MOJAVE SOUTHERN shall give prompt notice to NYMA of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of MOJAVE SOUTHERN to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      6.5 Third Party Consents. As soon as practicable following the date hereof, MOJAVE SOUTHERN and NYMA will each use their commercially reasonable efforts to obtain any consents, waivers and approvals under any of their or their subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, including the consent and stock powers of the NYMA SHAREHOLDERS.

      6.6 NYMA Investment Agreement. Each NYMA SHAREHOLDER hereby agrees that the shares of MOJAVE Common Stock to be issued to such NYMA Shareholder upon the consummation of the transaction provided for in this Agreement are being acquired for investment and not with a view to the distribution thereof and will be held by such shareholders until a sale may be made under the terms of applicable laws and rules of the Securities and Exchange Commission MOJAVE SOUTHERN will place an appropriate legend on the certificate evidencing MOJAVE SOUTHERN Common Stock to be received by NYMA SHAREHOLDERS pursuant to the terms of this Agreement, and will issue appropriate stop transfer instructions to the transfer agent for the MOJAVE

SOUTHERN Common Stock, consistent with the terms of the NYMA Investment
Agreement.

      6.7 Comfort Letter of MOJAVE SOUTHERN'S Auditors. Prior to the Closing, MOJAVE SOUTHERN shall cause Mark Sherman, C.P.A., certified public accountant to MOJAVE SOUTHERN, to provide a letter reasonably acceptable to NYMA, relating to their audit of the financial statements relating to MOJAVE SOUTHERN contained in or incorporated by reference in the MOJAVE SOUTHERN annual report on Form 10-KSB.

      6.8 Comfort Letter of NYMA's Auditors. Prior to the Closing, NYMA shall cause the certified public accountants to NYMA, to provide a letter reasonably acceptable to MOJAVE SOUTHERN, relating to their forthcoming audit of the financial statements relating to NYMA contained in or incorporated by reference in any public filings of MOJAVE SOUTHERN.

      6.9 NYMA Accountants' Consent. NYMA shall cause their certified public accountants to provide, upon request, an accountants' consent for the inclusion, in any filings, of audit report(s) for the periods required to be included in such filings (irrespective of whether an audit for such period is required under SEC rules).

      6.10 No Solicitation by MOJAVE SOUTHERN. MOJAVE SOUTHERN shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, agents, attorney, partners, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any MOJAVE SOUTHERN Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations or furnish any nonpublic information to any Person other than NYMA and their representatives in connection with any MOJAVE SOUTHERN Takeover Proposal. For purposes of this Agreement, "MOJAVE SOUTHERN Takeover Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the assets of MOJAVE SOUTHERN and its subsidiaries, taken as a whole, or 10% or more of any class of equity securities of MOJAVE SOUTHERN, any tender offer, exchange offer or other transactions that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of MOJAVE SOUTHERN, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving MOJAVE SOUTHERN or the MOJAVE SOUTHERN capital stock (or any MOJAVE SOUTHERN subsidiary whose business constitutes 50% or more of the net revenues, net income or the assets of MOJAVE SOUTHERN and its subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement.

      6.11 Bulletin Board Listing. MOJAVE SOUTHERN shall use its best efforts to maintain the listing of its shares of common stock on the NASD OTC Bulletin Board.

      6.12 MOJAVE SOUTHERN Liabilities. MOJAVE SOUTHERN shall terminate and extinguish all direct, indirect, short term, long term, choate, unchoate, contingent, unmatured, matured, known and unknown liabilities (collectively, "Liabilities") and all other obligations of MOJAVE SOUTHERN in form and substance satisfactory to NYMA.

      6.13 POST-ACQUISITION OPERATIONS. Following the Closing Date, all bank accounts of Mojave Southern shall be amended so that two nominees of NYMA shall be the only signatories with authority to engage in transactions for such accounts.

      6.14 REGISTRATION OF SHARES. MOJAVE SOUTHERN shall file within ninety (90) days following the Closing Date a registration statement on an appropriate form of the SEC for the registration of 10,349,062 shares owned by NYMA and the NYMA Shareholders.

      6.15 SHAREHOLDER APPROVAL. NYMA, acting through its Board of Directors, shall convene and hold a special meeting of its stockholders or otherwise solicit written consents for the purpose of considering and taking action upon this Agreement in accordance with the bylaws of NYMA.

      6.16 Financial Statements. Prior to the Closing, NYMA shall deliver to MOJAVE SOUTHERN (i) unaudited financial statements for the six (6) months ending June 30, 2002 (the "Financial Statements"). The Financial Statements will be prepared accordance with the books and records of NYMA and will present fairly in all material respects the financial position and results of operations of NYMA as of the times and for the periods referred to therein, in each case in accordance with GAAP.

                                    ARTICLE 7
                          CONDITIONS TO THE ACQUISITION

      7.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following condition:

                (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition.

      7.2 Additional Conditions to Obligations of NYMA. The obligation of NYMA to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by NYMA:

                (a) Representations and Warranties. Each representation and warranty of MOJAVE SOUTHERN contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on MOJAVE SOUTHERN, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on MOJAVE SOUTHERN as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the MOJAVE SOUTHERN Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded). NYMA shall have received a certificate with respect to the foregoing signed on behalf of MOJAVE SOUTHERN by an authorized officer of MOJAVE SOUTHERN.

                (b) Agreements and Covenants. MOJAVE SOUTHERN shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and NYMA shall have received a certificate to such effect signed on behalf of MOJAVE SOUTHERN by an authorized officer of MOJAVE SOUTHERN.

                (c) Material Adverse Effect. No Material Adverse Effect with respect to MOJAVE SOUTHERN shall have occurred since the date of this Agreement.

                (d) SHAREHOLDERS' Signatures. NYMA SHAREHOLDERS owning at least 90% of NYMA's issued and outstanding common stock shall sign this Agreement, and shall have presented stock powers and other documents as needed to transfer their NYMA stock to MOJAVE SOUTHERN, with signature(s) notarized or guaranteed.

                (e) Quotation on Bulletin Board. The shares of the MOJAVE SOUTHERN Common Stock shall be quoted for trading on the NASD OTC Bulletin Board without restriction or qualification.

                (f) MOJAVE SOUTHERN Liabilities. All MOJAVE SOUTHERN Liabilities shall have been terminated and extinguished in form and substance satisfactory to NYMA.

                (g) Officer and Directors. MOJAVE SOUTHERN shall have accepted the resignations of all existing officers of MOJAVE SOUTHERN.

                (h) Good Standing Certificate. MOJAVE SOUTHERN shall deliver such certificates and documents of officers of MOJAVE SOUTHERN and public officials as shall be reasonably requested by NYMA's counsel to establish the existence and good standing of MOJAVE

      SOUTHERN and the due authorization of this Agreement and the transactions contemplated by this Agreement.

                (i) SEC Reports. All SEC Filings shall have been submitted to the SEC in accordance with the requirements of the Exchange Act (and the rules, regulations and guidance promulgated thereunder), in form and substance satisfactory to NYMA, and all applicable waiting periods shall have been expired or waived by NYMA.

                (j) Delivery of the Stock Certificates. The NYMA Shareholders shall have received the stock certificates representing 29,174,510 shares of MOJAVE SOUTHERN Common Stock at Closing.

                (k) Closing Conditions. Documentation or other information shall have been received in a form reasonably satisfactory to NYMA, which evidences that the conditions set forth in this Section 7.2 have been satisfied.

                (l) Due Diligence. NYMA shall have completed its due diligence examination of the MOJAVE SOUTHERN and shall have become satisfied with the results thereof.

                (m) Secretary's Certificate. MOJAVE SOUTHERN shall have delivered to the NYMA a certificate of the Secretary of MOJAVE SOUTHERN, in the form mutually agreed upon by the parties, certifying to the resolutions of the Board of Directors of MOJAVE SOUTHERN authorizing the transactions contemplated hereby and certifying that (i) such resolutions have not been revoked, suspended or amended and remain in full force and effect and (ii) this Agreement has been approved and adopted by all requisite corporate action on the part of MOJAVE SOUTHERN.

                (n) Indemnification Agreement. MOJAVE SOUTHERN shall have entered into the indemnification agreement with all of its subsidiaries in form and substance reasonably satisfactory to NYMA.

                (o) Private Placement. NYMA shall have closed on the Private Placement and shall have received no less two million five hundred thousand ($2,500,000) dollars in proceeds from such Private Placement.

                (p) Fairness Opinion. NYMA shall have received the opinion of an investment banking firm that the transaction provided for in this Agreement is fair to the Holders of the common stock of New York Medical, Inc.

      7.3 Additional Conditions to the Obligations of MOJAVE SOUTHERN. The obligations of MOJAVE SOUTHERN to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by MOJAVE SOUTHERN:

                (a) Representations and Warranties. Each representation and warranty of NYMA contained in this Agreement: (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on NYMA, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on NYMA as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (ii) any update of or modification to the NYMA Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded). MOJAVE SOUTHERN shall have received a certificate with respect to the foregoing signed on behalf of NYMA by authorized officers of NYMA.

                (b) Agreements and Covenants. NYMA shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and MOJAVE SOUTHERN shall have received certificates to such effect signed on behalf of NYMA by an authorized officer of NYMA.

                (c) Material Adverse Effect. No Material Adverse Effect with respect to NYMA and its subsidiaries shall have occurred since the date of this Agreement.

                (d) SHAREHOLDERS' Signatures. NYMA SHAREHOLDERS owning at least 90% of NYMA's issued and outstanding common stock shall sign this Agreement, and shall have presented stock powers and other documents as needed to transfer their NYMA stock to MOJAVE SOUTHERN, with signature(s) notarized or guaranteed.

                                    ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

      8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after the requisite approvals of the Boards of Directors of NYMA or MOJAVE SOUTHERN:

                (a) by mutual written consent duly authorized by the Boards of Directors of MOJAVE SOUTHERN and NYMA;

                (b) by either NYMA or MOJAVE SOUTHERN if the Acquisition shall not have been consummated by August 30, 2002 for any reason;

      provided, however, that the right to terminate this Agreement under this
      Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                (c) by either NYMA or MOJAVE SOUTHERN if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree, ruling or other action is final and nonappealable;

                (d) by either NYMA or MOJAVE SOUTHERN if the required approval of NYMA's SHAREHOLDERS shall not have been obtained; provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to NYMA where the failure to obtain such NYMA SHAREHOLDER approval shall have been caused by the action or failure to act of NYMA and such action or failure to act constitutes a breach by NYMA of this Agreement;

                (e) by NYMA, upon a breach of any representation, warranty, covenant or agreement on the part of MOJAVE SOUTHERN set forth in this Agreement, or if any representation or warranty of MOJAVE SOUTHERN shall have become untrue, in either case such that the conditions set forth in
      Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in MOJAVE SOUTHERN'S representations and warranties or breach by MOJAVE SOUTHERN is curable by MOJAVE SOUTHERN through the exercise of its commercially reasonable efforts, then NYMA may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from NYMA to MOJAVE SOUTHERN of such breach, provided MOJAVE SOUTHERN continues to exercise commercially reasonable efforts to cure such breach (it being understood that NYMA may not terminate this Agreement pursuant to this paragraph (e) if it shall have materially breached this Agreement or if such breach by MOJAVE SOUTHERN is cured during such thirty day period); or

                (f) by MOJAVE SOUTHERN, upon a breach of any representation, warranty, covenant or agreement on the part of NYMA set forth in this Agreement, or if any representation or warranty of NYMA shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in NYMA's representations and warranties or breach by NYMA is curable by NYMA through the exercise of its commercially reasonable efforts, then MOJAVE SOUTHERN may not terminate this Agreement under this Section 8.1(f) for thirty (30) days after delivery of written notice from MOJAVE SOUTHERN to NYMA of such breach, provided NYMA continue to exercise commercially reasonable efforts to cure such breach (it being understood that MOJAVE SOUTHERN may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by NYMA is cured during such thirty day period).

      8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and no party shall have any further liability or obligation to the other parties hereto, except (i) as set forth in this Section 8.2, Section 8.3, and Section 6.2(c), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      8.3 Fees and Expenses. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Acquisition is consummated. As used herein, MOJAVE SOUTHERN expenses shall refer to expenses that relate to periods after the date of this Agreement, and any other costs not specifically stated in Section 8.3(b) herein.

                (a) Expenses to be paid by NYMA. NYMA shall pay the following expenses relating to the Acquisition: the legal fees of its securities counsel, all audit costs concerning the pre-closing and post-closing audit of NYMA (including the cost of producing any audited or unaudited pro-forma financial statements and/or any audited or unaudited stub financial statements for NYMA).

                (b) Expenses to be paid by MOJAVE SOUTHERN. MOJAVE SOUTHERN shall pay the costs related to initiating the following actions: the legal fees of its securities counsel; the cost of an opinion letter by legal counsel regarding present or past litigation; the cost of preparation of board minutes and resolutions of MOJAVE SOUTHERN; cover letter to transfer agent; various letters to NASD, and other regulatory agencies concerning the required advance notices of the transaction; preparing and filing the Form 8-K describing the Acquisition of NYMA; preparing and sending to MOJAVE SOUTHERN'S stockholders and others notice of the acquisition of NYMA.

      8.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of MOJAVE SOUTHERN and NYMA.

      8.5 Extension; Waiver. At any time prior to the Closing Date any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                    ARTICLE 9
                              INTENTIONALLY OMITTED

                                   ARTICLE 10
                               GENERAL PROVISIONS

      10.1 Survival of Representations and Warranties. The representations and warranties of MOJAVE SOUTHERN and NYMA contained in this Agreement shall survive for a period of two (2) years following the Closing Date.

      10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

                (a) if to MOJAVE SOUTHERN, INC. to:

                       MOJAVE SOUTHERN, INC.
                       3779 E. Desert Inn Road
                       Las Vegas, Nevada  89121
                       Attn:  Vivian Nehls, President/CEO
                       Tel:  (702) 451-2029

                    with a copy to:

                       Randall J. Lanham
                       Lanham & Associates
                       28562 Oso Parkway
                       Unit D
                       Rancho Santa Margarita, California  92688
                       Tel: (949) 858-6773
                       Fax: (949) 858-6774

                (b) if to NYMA, to:

                       NEW YORK MEDICAL ACQUISITION CORP, INC.
                       488 Madison Avenue 8th Floor
                       New York, New York  10022
                       Attention: Gary A. Schonwald, President

                (c) if to NYMA SHAREHOLDERS, to:

                       c/o NEW YORK MEDICAL ACQUISITION CORP, INC.
                       488 Madison Avenue 8th Floor
                       New York, New York  10022
                       Attention: Gary A. Schonwald, President

      10.3 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

      10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      10.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the NYMA Disclosure Schedule and the MOJAVE SOUTHERN Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. No third party is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement and the parties assume no liability to any third party because of such reliance.

      10.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      10.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation.

      10.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      10.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      10.11 Waiver of Jury Trial. EACH OF MOJAVE SOUTHERN, NYMA SHAREHOLDERS AND NYMA HEREIN IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF MOJAVE SOUTHERN OR NYMA IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

      10.12 Brokers and Finders. The parties have not employed any broker, financial advisor or finder or incurred any liability for any broker, financial advisory or finder's fee in connection with the Agreement.

      10.13 FURTHER ASSURANCES. In addition to the actions, documents and instruments specifically required to be taken or delivered hereby, prior to and after the Closing and without further consideration, the parties shall execute, acknowledge and deliver such other assignments, transfers, consents and other documents and instruments and take such other actions as either Party, or its counsel, may reasonably request in order to complete and perfect the transactions contemplated by this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed individually and or by their duly authorized respective officers this __ day of July 2002 but to be effective as of the date first written above.

                                       NEW YORK MEDICAL ACQUISITION CORP, INC.

                                       By:
                                              ----------------------------------
                                       Name:  Gary A. Schonwald
                                       Title: President

                                       MOJAVE SOUTHERN, INC.

                                       By:
                                              ----------------------------------
                                       Name:  Vivian Nehls
                                       Title:

                                       The Stockholders of NYMA, by their
                                       separate Acknowledgement and Assumption
                                       Agreements of even date herewith in the
                                       Form of Schedule A.

      Following and subject to the consummation of the reorganization of New York Medical Acquisition Corp., Inc. ("NYMA"), pursuant to the terms of that certain Plan and Agreement of Reorganization, dated as of July __, 2002, by and among New York Medical, Inc. ("NYMI"), NYMA, and the shareholders of NYMI, pursuant to which Dr. Jonathan Landow ("Landow") shall own a majority of the shares of issued and outstanding common stock, par value $.0001 per share of NYMA, and the subsequent appointment of Landow as an officer and director of NYMA, Landow hereby agrees to abide by the terms and conditions of this Agreement and shall use his best efforts to take, or cause to be taken, on behalf of NYMA, all actions necessary, proper or advisable to consummate the Acquisition and the other transactions contemplated by this Agreement.

      IN WITNESS WHEREOF, I have set my hand, as of July __, 2002



                                              ----------------------------------
                                              Dr. Jonathan Landow

                                   SCHEDULE A

                                     [FORM]

                     ACKNOWLEDGMENT AND ASSUMPTION AGREEMENT

      The undersigned Stockholders of NEW YORK MEDICAL ACQUISITION CORP., INC. hereby by executing this Acknowledgment and Assumption Agreement hereby becomes a signatory to and acknowledges, assumes and agrees to the terms, conditions, and covenants set forth in the Acquisition Agreement by and among MOJAVE SOUTHERN, INC., a Nevada corporation, New York Medical Acquisition Corp., Inc. a Delaware corporation ("NYMAC") and the Stockholders of NYMAC, dated July ____, 2002, including the provisions of Sections 3 and 7 thereof.


                                              STOCKHOLDER


                                              ----------------------------------


                                      -i-